EXHIBIT 11




              STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
              ------------------------------------------------
                  (in thousands, except per share amounts)



                              Three Months Ended          Six Months Ended
                                   June 30                     June 30
                             -------------------        --------------------
                               2000       1999            2000        1999
                             -------------------        --------------------
Net income                   $ 12,915   $ 17,576        $ 23,233    $ 30,198
                             ===================        ====================

Average common shares
outstanding                    47,061     47,374          47,077      47,351

Common stock equivalents (1)      243        253             200         248
                             -------------------        --------------------

Diluted shares outstanding     47,304     47,627          47,277      47,599
                             ===================        ====================

Basic earnings per share     $    .27   $    .37        $    .49    $    .64
                             ===================        ====================

Diluted earnings per share   $    .27   $    .37        $    .49    $    .63
                             ===================        ====================





(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.